Exhibit 99.3

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NEW RATES
FOR NEW JERSEY NATURAL GAS

WALL, NJ, November 17, 2021 – New Jersey Natural Gas (NJNG) today received approval from the New Jersey Board of Public Utilities (BPU) on the settlement of its base rate case and conclusion of its Safety Acceleration and Facility Enhancement (SAFE II) and New Jersey Reinvestment in System Enhancement (NJ RISE) programs, resulting in a $79.269 million increase to its base rates. NJNG requested the increase to recover costs associated with the responsible operation of its business, system enhancements and infrastructure investments, including an emission-reducing green hydrogen project, the Southern Reliability Link (SRL) and a new training facility.

“This is a reasonable, fair settlement that recognizes the value of the more than $800 million of investments we’ve made in our system and operations since 2019,” said Steve Westhoven, President and CEO of New Jersey Natural Gas. “These investments have significantly enhanced the reliability of our delivery system, driven down emissions and supported the critical operation of our lifeline utility service. We thank the Board of Public Utilities for their work in reaching an outcome that balances the interests of our customers and our company.”

After a thorough review by regulators, the settlement reflects a rate base of $2.523 billion, an increase in revenue requirement of $79 million, an overall rate of return of 6.84 percent and a composite depreciation rate of 2.78%.

The BPU also authorized a $269,000 rate increase related to SAFE II and NJ RISE investments through June 30, 2021, effectively concluding those programs. Approved in 2016 and 2014, respectively, SAFE II and NJ RISE replaced unprotected base steel main in NJNG’s pipeline network and enhanced system resiliency in the most storm prone areas of its service territory.

The approved rates include recovery of NJNG’s new emission-reducing green hydrogen facility. This cutting-edge project is the first of its kind on the east coast to generate zero-carbon green hydrogen and blend that energy with natural gas on an existing distribution system serving customers.  The project results in lower emissions from the energy NJNG delivers, without any change to the way its customers receive or consume energy.

Also included is the recovery of all capital investments related to the SRL and a new safety training facility. The SRL is a new 30-mile transmission pipeline that significantly strengthens NJNG’s delivery system and provides greater reliability and supply diversity to customers at the southern end of its service territory. The training facility is a part of NJNG’s commitment to safety. It will provide mandated operator qualification and safety-related training, including classroom and simulated field activities for NJNG employees and third-party contractors, as well as training opportunities for local emergency personnel.

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NEW RATES FOR
NEW JERSEY NATURAL GAS

Separately, the BPU approved a 1.4% increase related to Basic Gas Supply Service (BGSS) recoveries. The BGSS represents the cost of the commodity that is passed through to customers. Any change to this rate does not result in a change in earnings for NJNG.

The new rates will go into effect on December 1, 2021.

As a result of the BGSS and base rate adjustments approved by the BPU, the typical residential heating customer using 100 therms a month will see an increase of $13.23 or 11.3% on their monthly bill, from $117.05 to $130.28. Even with this change, customers’ bills are still 23.4% lower than they were in 2008.

Energy assistance is available for customers struggling to pay their natural gas bill. Email energyassist@njng.com or call 800-221-0051 to learn more about eligibility and available programs. NJNG also offers energy-efficiency programs through The SAVEGREEN PROJECT®, including rebates and financing options for high-efficiency equipment, to help customers save energy and money. For more information, visit savegreenproject.com.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in Monmouth, Ocean and parts of Morris, Middlesex and Burlington counties in New Jersey.

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NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 365 megawatts, providing residential and commercial customers with low-carbon energy solutions.

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NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage & Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River Energy Center and the Adelphia Gateway Pipeline Project, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

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NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NEW JERSEY BOARD OF PUBLIC UTILITIES APPROVES NEW RATES FOR
NEW JERSEY NATURAL GAS

NJR and its more than 1,200 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

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“Like” us on facebook.com/NewJerseyNaturalGas.

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